Exhibit 10.1

TERMINATION AGREEMENT

This Termination Agreement (this “Termination Agreement”) is entered into effective January 1, 2009 (the “Effective Date”), by and among Nationwide Mutual Insurance Company, an Ohio mutual insurance company (“Nationwide”), Nationwide Corporation, an Ohio corporation (“NWC”), and Nationwide Financial Services, Inc., a Delaware corporation (“NFS”) (collectively, the “Parties”).

RECITALS

A. The Parties entered into that certain Intercompany Agreement dated March 10, 1997, as amended (the “Intercompany Agreement”), in relationship to the issuance of shares of common stock of NFS to the general public.

B. The Parties and NWM Merger Sub, Inc., a Delaware corporation wholly-owned by NWC (“Merger Sub”), have entered into that certain Agreement and Plan of Merger dated August 6, 2008 (the “Merger Agreement”) pursuant to which (i) Merger Sub will merge with and into NFS (the “Merger”) and (ii) as a result of such merger, NWC will become the owner of all of the issued and outstanding shares of capital stock of NFS.

C. As a result of the Merger, neither Nationwide nor NWC need the protections set forth in the Intercompany Agreement and, as a result, the Parties desire to terminate the Intercompany Agreement effective as of the Closing (as such term is defined in the Merger Agreement).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1. Subject to Section 2 below, the Intercompany Agreement shall, effective upon the Closing and without any further action required on the part of any Party, be terminated in its entirety and be of no further force and effect. Notwithstanding any provision in the Intercompany Agreement to the contrary, upon termination of the Intercompany Agreement pursuant hereto, all further obligations of the Parties will terminate without further liability of any Party to another.

2. This Termination Agreement shall be effective as of the Closing Date (as such term is defined in the Merger Agreement) and shall be of no force or effect if the Closing does not occur.

3. This Termination Agreement shall be governed by and construed under the laws of the State of Ohio, without reference to conflict of laws provisions thereof.

4. This Termination Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof.

5. This Termination Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and assigns.

6. This Termination Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the Parties have executed this Termination Agreement on the day and year first above written.

NATIONWIDE MUTUAL INSURANCE COMPANY

By:	/s/ Harry H. Hallowell
Harry H. Hallowell
Senior Vice President and Treasurer

NATIONWIDE CORPORATION

By:	/s/ Harry H. Hallowell
Harry H. Hallowell
Senior Vice President and Treasurer

NATIONWIDE FINANCIAL SERVICES, INC.

By:	/s/ Timothy G. Frommeyer
Timothy G. Frommeyer
Senior Vice President – Chief Financial Officer